Exhibit 99.1

Company Contact:

Gregg Bodnar

Chief Financial Officer

(630) 410-4633

Investors/Media Contacts:

ICR, Inc.

Allison Malkin/Alecia Pulman

(203) 682-8225/(203) 682-8224

ULTA BEAUTY ANNOUNCES THIRD QUARTER 2011 RESULTS

Third Quarter Total Sales Increase 21.8%

Third Quarter Comparable Store Sales Increase 9.6%

Third Quarter Diluted EPS Increased 82.6% to $0.42

Bolingbrook, IL – December 1, 2011 – Ulta Beauty [NASDAQ:ULTA], today announced financial results for the thirteen week period (“Third Quarter”) and thirty-nine week period (“First Nine Months”) ended October 29, 2011, which compares to the same period ended October 30, 2010.

For the Third Quarter:

•	Net sales increased 21.8% to $413.1 million from $339.2 million in the third quarter of fiscal 2010;

•	Comparable store sales (sales for stores open at least 14 months) increased 9.6% compared to an increase of 12.2% in the third quarter of fiscal 2010;

•	Gross profit increased 100 basis points to 36.1% from 35.1% in the third quarter fiscal 2010;

•

Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 180 basis points, excluding the fiscal 2010 nonrecurring compensation charge, compared to the third quarter of fiscal 2010.

•	Operating income increased 82.1% to $44.2 million, or 10.7% of net sales, compared to $24.3 million, or 7.2% of net sales, in the third quarter of fiscal 2010;

•	Net income increased 88.5% to $26.8 million compared to $14.2 million in the third quarter of fiscal 2010; and

•	Income per diluted share increased 82.6% to $0.42 compared to $0.23 in the third quarter of fiscal 2010.

“Our outstanding third quarter results were highlighted by a 21.8% increase in total net sales, a 350 basis point increase in operating margin to 10.7% and an 88.5% increase in net income with diluted earnings per share of $0.42, exceeding the high-end of our guidance by $0.04 per share,” stated Chuck Rubin, President and Chief Executive Officer of Ulta Beauty. “During the quarter, we gained market share, driven by a 9.6% increase in comparable store sales following a 12.2% comparable store sales gain in the third quarter last year. Ulta continues to increase its leadership position in beauty as we offer the broadest selection of products and services, all focused on compelling trend and value statements. Our new store expansion continued successfully and included the opening of 28 stores with an additional 7 new stores opened in the fourth quarter to complete our 2011 store program for a 16% increase in square footage. We remain optimistic about our ability to continue our strong momentum in the fourth quarter and believe we have an exciting line up of merchandising and marketing plans in place to maximize the holiday season. Based on the quality and strength of our new store pipeline we expect to accelerate our 2012 square footage expansion to the high end of our long term 15% to 20% growth range. We expect the continued implementation of our growth strategies along with the disciplined execution of our team to result in a strong performance in the near and long term,” Mr. Rubin concluded.

For the First Nine Months:

•	Net sales increased 21.7% to $1,193.6 million from $981.2 million in the first nine months of fiscal 2010;

•	Comparable store sales (sales for stores open at least 14 months) increased 10.7% compared to an increase of 11.3% in the first nine months of fiscal 2010;

•	Gross profit increased 170 basis points to 35.1% from 33.4% in the first nine months of fiscal 2010;

•	SG&A expense as a percentage of net sales decreased 120 basis points, excluding the fiscal 2010 non-recurring compensation charge, compared to the first nine months of fiscal 2010.

•

Pre-opening expense increased $2.4 million compared to the first nine months of fiscal 2010 due to the accelerated new store opening program which included 54 new stores, 2 relocations and 17 remodels in the first nine months of fiscal 2011 compared to 42 new stores, 4 relocations and 13 remodeled stores in the first nine months fiscal 2010;

•	Operating income increased 75.9% to $122.9 million, or 10.3% of net sales, compared to $69.9 million, or 7.1% of net sales, in the first nine months of fiscal 2010;

•	Net income increased 80.7% to $74.0 million compared to $40.9 million in the first nine months of fiscal 2010; and

•	Income per diluted share increased 74.6% to $1.17 compared to $0.67 in the first nine months of fiscal 2010.

Balance Sheet and Cash Flow

Merchandise inventories at the end of the third quarter totaled $354.9 million, compared to $301.6 million at the end of third quarter fiscal 2010, representing an increase of $53.3 million. The increase is primarily due to the addition of 58 net new stores opened since October 30, 2010. Inventory per store increased 2.2% compared to the prior year reflecting the Company’s planned initiative to bring holiday inventory into its supply chain earlier than last year. The Company remains on track to reduce inventory per store by approximately 1% to 3% by year end.

The Company did not utilize its credit facility during the nine month period ended October 29, 2011.

Store Expansion

During the third quarter, the Company opened 28 stores located in Apple Valley, MN; Asheville, NC; Bakersfield, CA; Beavercreek, OH; Bee Cave, TX; Bossier City, LA; Bowling Green, KY; Daphne, AL; Farmington, UT; Frederick, MD; Glendora, CA; Hagerstown, MD; Hendersonville, TN; Laredo, TX Mankato, MN; Marietta, GA; Mayfield Heights, OH; Memphis, TN; Northborough, MA; Norton Shores, MI; Orlando, FL (Millenia Crossing); Owensboro, KY; Pittsburgh, PA (Settlers Ridge); Redmond, WA; Rego Park, NY; San Jose, CA (El Paseo De Saratoga); Shelby Township, MI; Woodhaven, MI and relocated 1 store in D’iberville, MS. In addition, the Company closed 1 store. The Company ended the third quarter with 442 stores and square footage of 4,673,131, which represents a 16% increase in square footage compared to the third quarter of fiscal 2010.

Outlook

For the fourth quarter of fiscal 2011, the Company currently expects net sales in the range of $552 million to $562 million, compared to actual net sales of $473.7 million in the fourth quarter of fiscal 2010. This assumes comparable stores sales increase 6% to 8%, compared to a 10.4% increase last year.

Income per diluted share for the fourth quarter of fiscal 2011 is estimated to be in the range of $0.62 to $0.64. This compares to income per diluted share for fourth quarter fiscal 2010 of $0.49.

For fiscal 2011, the Company continues to plan to:

•	incur capital expenditures of approximately $130 million, compared to $97.1 million in fiscal 2010;

•	reduce inventory by approximately 1% to 3% on an average per store basis by year end 2011; and

•	generate free cash flow.

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, December 1, 2011, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on December 8, 2011 and can be accessed by dialing (877) 870-5176 and entering conference ID number 383693.

About Ulta Beauty

Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. As of October 29, 2011, Ulta operates 442 retail stores across 42 states and also distributes its products through its website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	October 29, 2011		October 30, 2010
	(Unaudited)		(Unaudited)
Net sales	$413,067	100.0%	$339,179	100.0%
Cost of sales	263,884	63.9%	220,273	64.9%

Gross profit	149,183	36.1%	118,906	35.1%

Selling, general and administrative expense	100,997	24.5%	90,309	26.6%
Pre-opening expenses	3,958	1.0%	4,305	1.3%

Operating income	44,228	10.7%	24,292	7.2%
Interest expense	176	0.0%	244	0.1%

Income before income taxes	44,052	10.7%	24,048	7.1%
Income tax expense	17,284	4.2%	9,845	2.9%

Net income	$26,768	6.5%	$14,203	4.2%

Net income per common share:
Basic	$0.44		$0.24
Diluted	$0.42		$0.23

Weighted average common shares outstanding:
Basic	61,451		59,063
Diluted	63,419		61,507

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Income

(In thousands, except per share amounts)

	39 Weeks Ended		39 Weeks Ended
	October 29, 2011		October 30, 2010
	(Unaudited)		(Unaudited)
Net sales	$1,193,640	100.0%	$981,179	100.0%
Cost of sales	775,265	64.9%	653,780	66.6%

Gross profit	418,375	35.1%	327,399	33.4%

Selling, general and administrative expense	286,423	24.0%	250,947	25.6%
Pre-opening expenses	9,004	0.8%	6,572	0.7%

Operating income	122,948	10.3%	69,880	7.1%
Interest expense	496	0.0%	576	0.1%

Income before income taxes	122,452	10.3%	69,304	7.1%
Income tax expense	48,483	4.1%	28,378	2.9%

Net income	$73,969	6.2%	$40,926	4.2%

Net income per common share:
Basic	$1.21		$0.70
Diluted	$1.17		$0.67

Weighted average common shares outstanding:
Basic	61,044		58,699
Diluted	63,173		60,723

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Balance Sheets

(In thousands)

	October 29, 2011	January 29, 2011	October 30, 2010

	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$130,657	$111,185	$8,351
Receivables, net	21,080	22,292	20,386
Merchandise inventories, net	354,891	218,516	301,559
Prepaid expenses and other current assets	40,223	32,790	33,366
Prepaid income taxes	505	10,684	6,310
Deferred income taxes	8,922	8,922	8,060

Total current assets	556,278	404,389	378,032

Property and equipment, net	373,794	326,099	331,390

Total assets	$930,072	$730,488	$709,422

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$134,043	$87,093	$120,245
Accrued liabilities	81,116	76,264	83,808

Total current liabilities	215,159	163,357	204,053

Deferred rent	161,023	134,572	134,878
Deferred income taxes	29,458	30,026	20,952

Total liabilities	405,640	327,955	359,883

Commitments and contingencies

Total stockholders’ equity	524,432	402,533	349,539

Total liabilities and stockholders’ equity	$930,072	$730,488	$709,422

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	October 29, 2011	October 30, 2010

	(Unaudited)
Operating activities
Net income	$73,969	$40,926
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,625	47,698
Deferred income taxes	(568)	—
Non-cash stock compensation charges	8,223	7,399
Excess tax benefits from stock-based compensation	(18,127)	(2,309)
Loss (Gain) on disposal of property and equipment	612	(399)
Change in operating assets and liabilities:
Receivables	1,212	(6,909)
Merchandise inventories	(136,375)	(94,611)
Prepaid expenses and other current assets	(7,433)	(3,094)
Income taxes	28,306	(14,782)
Accounts payable	46,950	63,858
Accrued liabilities	(1,385)	11,556
Deferred rent	26,451	21,160

Net cash provided by operating activities	77,460	70,493

Investing activities
Purchases of property and equipment	(97,695)	(74,765)

Net cash used in investing activities	(97,695)	(74,765)

Financing activities
Proceeds from issuance of common stock under stock plans	21,580	6,297
Excess tax benefits from stock-based compensation	18,127	2,309

Net cash provided by financing activities	39,707	8,606

Net increase in cash and cash equivalents	19,472	4,334
Cash and cash equivalents at beginning of period	111,185	4,017

Cash and cash equivalents at end of period	$130,657	$8,351

Exhibit 5

2011 Store Expansion

Fiscal 2011	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	389	5	0	394
2nd Quarter	394	21	0	415
3rd Quarter	415	28	1	442

Fiscal 2011	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	4,094,808	58,612	0	4,153,420
2nd Quarter	4,153,420	236,667	0	4,390,087
3rd Quarter	4,390,087	301,856	18,812	4,673,131